Exhibit 99.1

Amedica Corporation Reports Fourth Quarter and Full Year 2015 Financial Results

2015 Revenue of $19.5 Million at High End of Guidance

Operational Cash Burn Decreases by 38%

SALT LAKE CITY, March 17, 2016 — Amedica Corporation (Nasdaq: AMDA), a company that develops and commercializes silicon nitride ceramics as a biomaterial platform, today announced financial results for the fourth quarter and full-year ended December 31, 2015.

“During the last half of this year, and especially the fourth quarter, we were very active in the scientific development of silicon nitride and solidifying our foundation to support sustainable growth,” said Dr. Sonny Bal, chairman and CEO of Amedica Corporation. “In addition to strengthening our balance sheet and reducing cash burn, we’ve also placed a strong emphasis on increasing sales of our core product through a growing base of independent distributors, as well as the variety of discussions and transactions we’ve achieved in our business development efforts to-date. The increased interest and adoption of silicon nitride, coupled with our improved financial position, provide us with the competitive advantage necessary to build awareness and drive excitement for our unique biomaterial.”

Total product revenue was $19.5 million in 2015 as compared to $22.8 million in 2014, a decrease of $3.3 million or 15%. This decline was primarily due to lower metals sales as a result of a decline in the level of activity for a few key surgeons and the consequences from restructuring efforts taken earlier in the year. Silicon nitride sales decreased by $0.7 million, or 6%, as compared to the same period in 2014. The decline was partially offset by the addition of new surgeons, re-engaging lost surgeons, and increased international and private label sales.

Cost of revenue decreased $1.7 million, or 21%, as compared to the same period in 2014. The decrease in cost of revenue was primarily a result of reduced sales and a decrease in excess and obsolete inventory in 2015, as compared to the same period in 2014. Excluding the impact of excess or obsolete inventory for both years, 2015 gross margins ended at 75% of total sales, as compared to 77% during the prior year period. Although product costs have been reduced through production efficiencies and lower overhead costs, the decline in gross margins was due to private label and increased international sales during 2015, which have lower gross margins due to lower selling prices, but have higher operating contribution margins since no commissions are paid on those sales and it requires less operating expenses to support these sales.

Operating expenses decreased $13.8 million, or 35%, as compared to the same period in 2014. This decline in operating expenses was primarily due to the actions taken by the Company to simplify the organization and align financial objectives earlier in the year, as well as lower commission costs and a $9.0 million reduction in stock-based compensation expense during 2015.

Net loss for the full year 2015 was $23.9 million, compared to $32.6 million in the prior-year period, primarily as a result of a decrease in non-cash stock compensation expense of approximately $9.0 million, lower operating expenses and lower offering costs incurred during the year. This was partially offset by a loss recognized on the issuance of warrants and increased interest expense. The majority of the derivative liabilities have been extinguished as a result of the completion of the most recent equity financing.

Adjusted EBITDA, which is defined as earnings before deductions for interest, taxes, depreciation, amortization, non-cash stock compensation expense, change in fair value of derivative liabilities, offering costs, loss on extinguishment of derivative liabilities and loss on extinguishment of debt for the full-year 2015 was $9.0 million, compared to a loss of $11.9 million for the full-year 2014.

Cash and cash equivalents totaled $11.5 million as of December 31, 2015. The decline in total cash burn year-over-year was driven by a decrease in operational cash burn of $5.5 million in 2015, as compared to the prior year period. Total principal debt obligations were $17.8 million as of December 31, 2015, a decrease of $6.7 million from December 31, 2014.

Conference Call

The Company will hold an investor conference call to discuss the financial results on Thursday March 17, 2016 at 5:00 PM Eastern Time. The Company invites all interested parties to join the call by dialing Toll Free (855) 455-6055, any time after 4:50 p.m. Eastern Time on March 17th. The Conference ID number is 63087706. International callers should dial (484) 756-4308. For those who are not available to listen to the live webcast, a telephone replay will be available for one week following the call by dialing (855) 859-2056 for domestic participants and (404) 537-3406 for international participants. When prompted, please enter the Conference ID number 63087706. The call will also be archived on the investor relations section of the Amedica website under Events & Presentations.

Non-GAAP Financial Measures

This press release includes the following “non-GAAP financial measures” as defined by the Securities and Exchange Commission (SEC): Adjusted EBITDA and Gross Margin Before deducting the Provision for Excess and Obsolete Inventory. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measure, see “Reconciliation of Non-GAAP Financial Measures” included in this press release.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release include the intent, belief or current expectations of Amedica and members of its management team with respect to Amedica’s future business operations as well as the assumptions upon which such statements are based. Forward-looking statements include specifically, but are not limited to, Amedica’s market opportunities, growth, future products, market acceptance of its products, sales and financial results and such statements are subject to risks and uncertainties such as the timing and success of new product introductions, physician acceptance, endorsement, and use of Amedica’s products, regulatory matters, competitor activities, changes in and adoption of reimbursement rates, potential product recalls, effects of global economic conditions and changes in foreign currency exchange rates. Additional factors that could cause actual results to differ materially from those contemplated within this press release can also be found in Amedica’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 24, 2015, and in Amedica’s other filings with the SEC. Amedica disclaims any obligation to update any forward-looking statements.

Amedica Corporation

Consolidated Balance Sheets – Unaudited

(in thousands, except share and per share data)

	Year Ended December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$11,485	$18,247
Trade accounts receivable, net of allowance of $49 and $54, respectively	2,660	2,513
Prepaid expenses and other current assets	821	1,247
Inventories, net	9,131	11,675
Total current assets	24,097	33,682

Property and equipment, net	2,472	3,515
Intangible assets, net	3,687	4,188
Goodwill	6,163	6,163
Other long-term assets	35	35
Total assets	$36,454	$47,583

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$643	$778
Accrued liabilities	3,421	3,146
Current portion of long-term debt	16,957	19,070
Total current liabilities	21,021	22,994

Deferred rent	432	517
Long-term debt	-	3,061
Other long-term liabilities	171	134
Derivative liabilities	598	13,970

Commitments and contingencies
Convertible preferred stock, $0.01 par value, 130,000,000 shares authorized; 0 shares issued and outstanding at December 31, 2015 and 2014	-	-
Stockholders’ equity:
Common stock, $0.01 par value; 250,000,000 shares authorized; 10,886,046 and 1,756,911 shares issued and outstanding at December 31, 2015 and 2014, respectively	109	16
Additional paid-in capital	210,660	179,396
Accumulated deficit	(196,537)	(172,505)
Total stockholders’ equity	14,232	6,907
Total liabilities, convertible preferred stock and stockholders’ equity	$36,454	$47,583

Amedica Corporation

Consolidated Statements of Operations and Comprehensive Loss – Unaudited

(in thousands, except share and per share data)

	Year Ended December 31,
	2015	2014
Product revenue	$19,453	$22,765
Costs of revenue	6,250	7,910
Gross profit	13,203	14,855
Operating expenses:
Research and development	6,387	6,742
General and administrative	6,436	13,588
Sales and marketing	12,421	18,692
Total operating expenses	25,244	39,022
Loss from operations	(12,041)	(24,167)
Other income (expense):
Interest income	-	12
Interest expense	(4,339)	(3,650)
Gain (loss) on extinguishment of debt	2,171	(2,194)
Change in fair value of derivative liabilities	(7,605)	(251)
Loss on extinguishment of derivative liabilities	(1,263)	-
Offering costs	(821)	(2,026)
Other expense	(14)	(306)
Total other income (expense)	(11,871)	(8,415)
Net loss before income taxes	(23,912)	(32,582)
Provision for income taxes	-	-
Net comprehensive loss	$(23,912)	$(32,582)
Other comprehensive loss, net of tax:
Unrealized loss on marketable securities	-	-
Total comprehensive loss	$(23,912)	$(32,582)

Net loss per share attributable to common stockholders:
Basic and diluted	$(5.50)	$(39.93)

Weighted average common shares outstanding:
Basic and diluted	4,344,253	815,997

Amedica Corporation

Condensed Consolidated Statements of Cash Flows - Unaudited

(in thousands)

	Year Ended December,
	2015	2014
Cash flow from operating activities
Net loss	$(23,912)	$(32,582)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	1,652	1,839
Amortization of intangible assets	501	501
Amortization of lease incentive for tenant improvements	20	20
Non cash interest expense	2,194	1,849
(Gain) loss on extinguishment of debt	(2,171)	2,194
Stock based compensation	911	10,217
Change in fair value of derivative liabilities	7,605	251
Loss on extinguishment of derivative liabilities	1,263	-
(Gain) loss on disposal of equipment	(21)	305
Provision for inventory reserve	1,333	2,630
Bad debt expense	(27)	65
Offering costs	821	2,026
Changes in operating assets and liabilities:
Trade accounts receivable	(120)	239
Prepaid expenses and other current assets	(74)	2,775
Inventories	1,357	(3,438)
Accounts payable and accrued liabilities	(395)	(3,413)
Net cash used in operating activities	(9,063)	(14,522)
Cash flows from investing activities
Purchase of property and equipment	(695)	(2,172)
Proceeds from sale of property and equipment	37	43
Decrease in restricted cash	-	392
Net cash used in investing activities	(658)	(1,737)
Cash flows from financing activities
Proceeds from issuance of common stock, net of issuance costs	4,337	15,369
Proceeds from issuance of units, net of issuance costs	-	11,320
Proceeds from issuance of stock in connection with exercise of warrants, net of issuance costs	5,863	-
Payments on long-term debt	(2,949)	(19,000)
Debt extinguishment payments	(4,112)	(810)
Proceeds from issuance of long-term debt	-	26,800
Payment of deferred financing costs	(60)	(1,452)
Purchase of treasury stock	(120)	-
Net cash provided by financing activities	2,959	32,227
Net increase (decrease) in cash and cash equivalents	(6,762)	15,968
Cash and cash equivalents at beginning of period	18,247	2,279
Cash and cash equivalents at end of period	$11,485	$18,247

Reconciliation of Non-GAAP Financial Measures:

To supplement our consolidated statements of operations and comprehensive net loss which are presented in accordance with GAAP, we use certain non-GAAP measures of components of financial performance. Although not measures of financial performance under GAAP, “Adjusted EBITDA” and “Gross Margin Before deducting the Provision for Excess and Obsolete Inventory” are provided for the use of investors in understanding our operating results and are not prepared in accordance with, nor do they serve as alternatives to GAAP measures, and may be materially different from similar measures used by other companies. We define “Adjusted EBITDA” as our earnings before deductions for interest, taxes, depreciation, amortization, stock-based compensation, change in fair value of derivative liabilities, offering costs, loss on extinguishment of derivative liabilities and loss on extinguishment of debt. We define “Gross Margin Before deducting the Provision for Excess and Obsolete Inventory” as our gross margin before deducting the provision for excess and obsolete inventory. While not a substitute for information prepared in accordance with GAAP, management believes that this information is helpful for investors to more easily understand our operating financial performance. Management also believes these measures may better enable an investor to form views of our potential financial performance in the future. These measures have limitations as analytical tools, and investors should not consider these measures in isolation or as a substitute for analysis of our results prepared in accordance with GAAP.

Below is a reconciliation of Adjusted EBITDA to Net Loss for each of the periods presented (in thousands - unaudited):

	Year Ended December 31,
	2015	2014
Net Loss	$(23,912)	$(32,582)
Interest expense, net	4,339	3,638
Income tax expense	-	-
Depreciation	1,652	1,839
Amortization	501	501
Stock-based compensation	911	10,217
Change in fair value of derivative liabilities	7,605	251
Loss on extinguishment of derivative liabilities	1,263	-
Offering costs	821	2,026
Loss on extinguishment of debt	(2,171)	2,194
Adjusted EBITDA	$(8,991)	$(11,916)

Below is a reconciliation of Gross Profit and Margin to Gross Profit and Margin Before deducting the Provision for Excess and Obsolete Inventory for each of the periods presented (in thousands - unaudited):

	Year Ended December 31, 2015		Year Ended December 31, 2014
	Gross Profit	Gross Margin	Gross Profit	Gross Margin
Gross profit and margin	$13,203	68%	$14,855	65%
Provision for excess and obsolete inventory	1,334	7%	2,630	12%
Gross profit and margin, excluding provision for excess and obsolete inventory	$14,537	75%	$17,485	77%

About Amedica Corporation

Amedica is focused on the development and application of medical-grade silicon nitride ceramics. Amedica markets spinal fusion products and is developing a new generation of wear- and corrosion-resistant implant components for hip and knee arthroplasty. The Company manufactures its products in its ISO 13485 certified manufacturing facility and through its partnership with Kyocera, the world’s largest ceramic manufacturer. Amedica’s spine products are FDA-cleared, CE-marked, and are currently marketed in the U.S. and select markets in Europe and South America through its distributor network and its growing OEM partnerships.

For more information on Amedica or its silicon nitride material platform, please visit www.amedica.com.

Contact:
Mike Houston

VP, Commercialization

801-839-3534

ir@amedica.com

Robert Haag

Managing Director

IRTH Communications

866-976-4784

amda@irthcommunications.com